RKT Holdings Exhibit 10.4

July 28, 2023

Varun Krishna

Re: Offer of Employment

Congratulations,

We are thrilled to present you with this offer to join RKT Holdings, LLC (the “Company”) as a Full-time team member. We hope you are as excited about this opportunity as we are. Next, you’ll find a summary of the position, compensation and benefits being offered to you as a part of our world-class team, subject to approval by the Board of Directors of Rocket Companies, Inc. (the “Board”).

Position: Chief Executive Officer, reporting to the Board.

Start Date: September 5, 2023, except as otherwise agreed in writing by you and the Company (“Start Date”).

Work Location; Relocation: Your principal place of business will be the Company’s corporate headquarters in Detroit, MI (“Primary Workplace”). You will be eligible for relocation benefits in accordance with the Company’s standard practices and which includes relocation information previously provided to you. Notwithstanding the foregoing, during the first six months following your Start Date, the Company will pay or reimburse your reasonable commuting costs as part of the planned relocation.

Base Pay: You will be paid an annualized base salary of $1,250,000, earned and payable in accordance with the Company’s standard payroll policies and procedures, less applicable taxes and other withholdings. As a salary exempt team member, you are not eligible for overtime premiums. You will be paid on a bi-weekly basis or otherwise in accordance with the Company’s standard payroll procedures.

Annual Bonus Opportunity: Your target annual bonus opportunity for each calendar year will be 150% of your annual base salary (“Annual Bonus”). The amount of any actual Annual Bonus is based on performance, as determined by the Compensation Committee of the Board (the “Committee”), and is not guaranteed. Subject to the terms of this offer letter, Annual Bonus amounts are not earned until the time of payment and employment on the day of payment is a condition to receive such payment. The Annual Bonus amount for 2023 will be paid at target level, prorated based on your Start Date. Payment of any Annual Bonus will occur on or before June 30 of the year following the applicable performance year.

Equity Grants: During March 2024, you will receive grants of time-based Rocket Companies, Inc. restricted stock units (“RSUs”), with each RSU representing the right to receive one underlying share of Class A common stock if the vesting conditions are met, and performance-based RSUs (“PSUs”) on the following terms: (i) the number of time-based RSUs will be determined by dividing $8,437,500 by the average daily closing price of Rocket Companies, Inc. stock over the thirty (30) calendar day period ending on the Start Date (the “Average Price”), rounded down to the nearest share, and such RSUs will be eligible for vesting in equal annual installments on each of the first three anniversaries of the grant date; and (ii) the target number of PSUs (representing the amount that can be earned at target level performance) will be determined by dividing $8,437,500 by the Average Price, rounded down to the nearest share, and such PSUs will be eligible for vesting to the extent of the Company’s achievement of performance criteria to be approved by the Committee. Any subsequent equity grants will be determined by the Committee in its discretion. Each equity grant will be subject to the terms of the Rocket Companies, Inc. 2020 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and an Award Agreement thereunder in the standard form.

Sign-on Bonus: Promptly following your Start Date (and in any event no later than October 15, 2023), you will receive a sign-on cash bonus of $2,000,000. As part of accepting this offer, you acknowledge that if within 12 months after your Start Date, you voluntarily terminate your employment without Good Reason (as defined below) or are involuntarily terminated by the Company for Cause (as defined below), you agree to reimburse the Company 100 percent of this cash sign-on bonus. You authorize the Company to take any actions necessary to enforce such reimbursement, including any offsets against other compensation.
Paid Time Off: On your Start Date, you will begin accruing paid time off at a rate of 6.15 hours per pay period, which works out to 4 weeks (160 hours) of paid time off during your first year of employment, unless a different rate of accrual has been set between you and the Company in writing. After one year of employment, your paid

RKT Holdings

time off accrual rate will increase. Paid time off banks will rollover year to year until the maximum banked hours are reached.

In addition to paid time off, you will receive Personal Significance Days. Personal Significance Days can be used at your discretion to observe any day or holiday meaningful to you! The number of Personal Significance Days you will receive during your first year of employment will depend on your Start Date. On January 1 of each year, you will be given two Personal Significance Days to use during that calendar year and must be used within the calendar year they are received.

The accrual and use of paid time off and Personal Significance Days are subject to Company guideposts, which may provide for certain maximums and limitations as to the amount of paid time off and Personal Significance Days that may be taken, carried forward in any given year, or paid at time of separation.

You may also be eligible for Company-paid holidays that occur during your employment with the Company. You can view a list of Company-paid holidays after your Start Date on your Company site.

Benefits: We love our team members and their families and want to make sure you are all taken care of here. Please note, subject to plan rules regarding participation and enrollment, you will be eligible under the Company’s group insurance coverage (such as medical, dental, vision and life insurance) on your FIRST day of employment! You must elect coverage or disenroll within 30 days of your Start Date, or you will be automatically enrolled in the Company’s default medical plan for team member only coverage. Some of the other benefits currently offered by the Company include: 401(k), short- and long-term disability insurance, Flexible Spending Accounts (FSA), Team Member Assistance Program, virtual health services, wellness program with incentives, insurance options with Aflac, and special mortgage loan processing through Rocket Mortgage. The Company reserves the right to change, alter or terminate any benefit plan in its sole discretion. All benefits are subject to change from time to time and availability is subject to plan rules.

Business Expenses: During your employment with the Company, you will be reimbursed for your validly incurred reasonable business expenses upon the properly completed and timely submission of requisite forms and receipts to the Company in accordance with the Company’s business expense reimbursement policy. Without limiting the foregoing, the Company shall reimburse you for reasonable attorneys’ fees incurred by you in reviewing and negotiating this offer letter and the Employment Agreement and related matters, up to a maximum of $20,000. Payment of such legal fees shall be made to you within 30 days of the Company’s receipt of applicable invoices and you shall provide such invoices to the Company within 30 days of your execution of this offer letter.

Severance: For purposes of your employment with the Company, a “Qualified Termination” means the termination of your employment due to the first occurrence of any of the following: (i) termination by the Company without Cause, or (ii) resignation by you for Good Reason.

For purposes of your employment with the Company, “Cause” means: (a) your conviction of, or entry of a plea of no contest to a felony; (b) your gross negligence or willful misconduct, or a willful failure to attempt in good faith to substantially perform your duties; (c) your material breach of a material provision of an employment agreement or offer letter or any non-competition, non-disclosure or non-solicitation agreement; (d) your material violation of the Company’s material written policies; (e) your fraud or misappropriation, embezzlement or material misuse of the Company’s funds or property; or (f) your willful or reckless misconduct in respect of the officer’s obligations to the Company or its affiliates or other acts of misconduct by you occurring during the course of your employment or service that results in or could reasonably be expected to result in material damage to the Company’s property, business or reputation; provided that the Company shall provide you with 15 business days advance written notice detailing the basis for the termination of employment for Cause and an opportunity to cure or remedy such alleged Cause events before the effective date of a termination for Cause (but the Company may place you on administrative leave and re-assign your duties during such 15-business day period without giving rise to any claim for Good Reason).

For purposes of your employment with the Company, “Good Reason” means the occurrence of any of the following without your prior written consent: (w) a material diminution in your authority, duties or responsibilities; (x) a material diminution in your base salary other than a general reduction in base salary that proportionately affects all executive officers of Rocket Companies, Inc.; (y) a relocation of your principal place of employment by more than 50 miles from the Primary Workplace; or (z) a material breach by the Company or any affiliate of a material provision of any employment agreement or offer letter or other written agreement with you. “Good Reason” shall only be found to exist if, prior to your resignation and within ninety (90) days after your awareness of the existence of an event of Good Reason, you have provided written notice to the Company describing such Good Reason event(s), and the Company does not cure or remedy such event within thirty (30) days following the
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Company’s receipt of such notice from you, and the date of your termination of employment due to your resignation for Good Reason occurs within thirty (30) days after the expiration of the foregoing thirty (30) day cure/remedy period.

If you experience a Qualified Termination, then the Company shall provide you with the following compensation and benefits (in addition to your receipt of all other compensation and benefits that you are entitled to receive in connection with any termination of employment but superseding any severance benefits under any other Company policy or practice other than under the terms of an Award Agreement and reduced by any notice required by applicable law), subject to (x) you complying with the covenants set forth in the Employment Agreement, (y) you executing and letting become effective within 30 days after your Qualified Termination a general release of claims against the Company and its affiliates (which release shall not require any covenants beyond those set forth in the Employment Agreement) and (z) the Company’s clawback policy in effect at the time of such Qualified Termination or within the three fiscal years after such Qualified Termination:
(1)    a lump sum cash payment equal to 200% of your annual base salary (and disregarding any reductions in base salary that were effected during the twelve months prior to the Qualified Termination) with such payment being made to you within 45 days after your Qualified Termination, subject to Section 6(d) of the Employment Agreement;
(2)    payment of any unpaid Annual Bonus for a prior completed year, to the extent of actual achieved performance, with payment occurring in the time frame specified above;
(3)    continued participation (on the same terms as an active employee) in the Company’s group health insurance plans for the 18 months following your Qualified Termination, which may be through reimbursement of COBRA premium payments; and
(4)    accelerated vesting of a portion of any Rocket Companies, Inc. equity awards (including the RSUs and PSUs) that have been granted and are unvested and outstanding on the date of the Qualified Termination as follows: (A) with respect to time-based RSUs (or other solely time-based equity awards), vesting upon the Qualified Termination date (and settled within 45 days thereafter, subject to Section 6(d) of the Employment Agreement) in the amount that would have vested if your employment had instead terminated 12 months later; and (B) with respect to PSUs (or other performance-based equity award), pro-rated vesting (pro-rated up to 100% based on the period from the grant date through the date of the Qualified Termination compared to the period from the grant date through the originally scheduled vesting date) but only to the extent that actual performance is achieved, as determined following the end of the performance period under the terms of the applicable award and settled on the originally scheduled vesting date.

Tax Withholding: All compensation amounts referred to herein (whether cash, equity or other benefits) are subject to applicable taxes and other withholdings.

In accepting this offer, you agree to the following:

Company Policies, Guidelines and Training. The Company maintains policies and guidelines and provides training that establishes certain expectations and rules concerning your conduct and performance. These policies and guidelines may affect your ability to participate in certain benefits and programs and may contain additional terms and conditions with respect to your employment. In accepting this offer, you agree to adhere to such policies and guidelines and participate in all required training sessions. Upon your Start Date, you will have access to the team member Company site Rockworld for more detailed information concerning some of these policies and guidelines. All Company policies and guidelines are subject to change and your continued employment with the Company is your acceptance and agreement to abide by such changes.

Background Checks. This offer and your employment with the Company are at all times contingent upon the Company’s review and satisfaction with your references and verification of background information (which may include, without limitation, verification of employment, credit history, criminal history, public social media and public records searches) and authorization to work in the United States, even if you begin employment with the Company prior to the Company’s reference and background checks.

Employment Must Not Infringe Upon the Rights of Others. In accepting this offer, you represent as follows: (a) you are not subject to any employment agreement or non-compete obligation that would preclude the Company from employing you in your position; (b) you will not disclose to the Company or otherwise use any trade secrets or proprietary information from your prior places of employment; and (c) you will not refer to or otherwise solicit for employment at the Company any former coworkers or others in contravention of any still in effect non-solicitation obligations. You hereby represent to have disclosed to the Company any agreement made by you that could restrict your work activities on behalf of the Company.

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RKT Holdings

Company-Issued Equipment. You will be provided with a Company-issued computer and other equipment to enable you to perform your job. Your computer and other equipment are exclusively the property of the Company, should only be used for business purposes, and must be maintained by you in good working condition. At the end of your employment, you must return your computer and all other equipment to the Company. The Company will not retrieve or provide you with personal files stored on your computer or any other Company-issued device or storage medium. You should not store any personally- sensitive or important personal documents or files on your Company-issued equipment. If you fail to return your computer and other equipment to the Company within 30 days of your last day of employment, you will be required to pay for the replacement costs. You agree that the Company shall be entitled to recover its costs and attorneys’ fees, in addition to any other available remedies, if the Company enforces its rights against you under this provision.

Employment Agreement. In accepting this offer, you agree to execute and abide by the employment agreement being contemporaneously provided to you separately (the “Employment Agreement”), which includes among other obligations non-compete, confidentiality, intellectual property assignment, and non- solicitation covenants. The terms of this offer letter shall prevail and govern in the event of any conflict in terms with any other agreement (including the Employment Agreement) or Company policy.

Employment At-Will. In accepting this offer, you agree that your employment with the Company hereunder and under the Employment Agreement is at the mutual consent of you and the Company, and that your employment is “at will” meaning that either you or the Company may terminate the employment relationship at any time with or without cause or advance notice. Your at-will status may only be modified by way of a written agreement signed by you and an officer of the Company expressly authorized by the Board.

Initial Documentation. Federal law mandates all new hires provide official documentation of their legal authorization to work in the United States no later than the third day of employment. Failure to provide documentation of valid work authorization by the third day of employment will result in termination.

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RKT Holdings

We look forward to you joining our team! This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of our offer of employment and your employment with the Company, and supersedes any prior agreements, statements or representations made between the parties regarding your employment. The Company reserves the right to modify or rescind this offer in its sole discretion up to the date employment begins. Please review these terms to make sure they are consistent with your understanding of your role. If so, we welcome you to sign this letter to confirm your acceptance.

We believe that you will find your career with RKT Holdings as both a rewarding and exciting journey. We look forward to having you as part of our fun and inspirational culture where you feel accepted and valued. Welcome to the team!

Congratulations!
RKT Holdings

/s/ William Emerson

AGREED TO:    /s/Varun Krishna
Varun Krishna

DATE: July 28, 2023

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